                                                                   EXHIBIT 12(B)


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                                  (Unaudited)

           ($ in millions)                                                    Years Ended December 31,
                                                       ====================================================================
                                                       1995            1994            1993            1992            1991
                                                       ----            ----            ----            ----            ----
Earnings:
Income (loss) before taxes                             $217            $141           $(150)            $88            $(25)
Add (deduct):
   Income taxes of 50% owned affiliates                   4               4               3               1               3

   Equity in (earnings) loss of less than
          50% owned affiliates                           (1)              2               4               5               -

   Dividends received from less than
          50% owned affiliates                            1               -               -               -               -

   Interest capitalized, net of amortization              1               1              (1)             (4)             (1)

   Fixed charges as described below                      64              56              56              58              63
                                                       ----            ----            ----            ----            ----
         Total                                         $286            $204            $(88)           $148             $40
                                                       ====            ====            ====            ====            ====
Fixed charges and preferred stock dividends:
   Interest expense                                     $45             $38             $41             $45             $50

   Estimated interest factor in rent expense             19              18              15              13              13

   Preferred stock dividend requirement                  14              28              28              26              13
                                                       ----            ----            ----            ----            ----
         Total                                          $78             $84             $84             $84             $76
                                                       ====            ====            ====            ====            ====
Ratio of earnings to combined fixed charges
   and preferred stock dividends (a)(b)                 3.7             2.4               -             1.8             0.5
                                                       ====            ====            ====            ====            ====


(a) In the twelve months ended December 31, 1993 and December 31, 1991, earnings were inadequate to cover combined fixed charges and preferred stock dividends by $172 million and $36 million, respectively. In 1993, the Company recorded an after-tax charge of $132 million for personnel reductions, business restructurings involving consolidations and re-alignments within divisions, costs at sites of discontinued businesses, future environmental liabilities, and other charges. In 1991, the Company recorded an after-tax charge of $80 million to cover losses on the disposition and write-down of certain businesses and costs of personnel reductions.

(b) The ratio of earnings to combined fixed charges and preferred stock dividends has been computed based upon income before taxes and fixed charges included in income (loss) after eliminating the amortization of capitalized interest and the undistributed (earnings) losses of less than 50%-owned affiliates. Fixed charges include interest and that portion of rental expense deemed to represent interest.